Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

CANO PETROLEUM ANNOUNCES FISCAL YEAR THIRD QUARTER 2007 RESULTS

FORT WORTH, Texas. May 10, 2007—Cano Petroleum, Inc. (Amex:CFW) today announced its results for the third quarter ended March 31, 2007. Following are selected highlights:

Third Quarter Results

For the three months ended March 31, 2007, Cano reported production of 1,472 barrels of oil equivalent per day (BOEPD), an increase of 40 percent over the same period last year and modestly above the previous quarter of this fiscal year. As mentioned in a press release April 3rd, the company’s production was adversely impacted by weather at the Panhandle and Pantwist fields which shut-in the production for 3.5 days in January and 2.5 days in February. Additionally, crude inventories rose at the Panhandle field as a result of the refinery outage at the Valero Refinery. The discussion below will further delineate the impact on the quarter.

In the quarter ended March 31, 2007, Cano’s sales were 63.2 MBbls of oil and 368 MMcf of natural gas and natural gas liquids, or 124.5 MBOE, a 32 percent increase when compared to the quarter ended March 31, 2006. The quarter benefited from the ramping up of the Barnett Shale natural gas production; natural gas sales in the Desdemona field (primarily Barnett Shale) were 42.3 MMcf compared to zero in the same quarter last year and 13.8 MMcf in the quarter ended December 31, 2006. Last year’s sales did not include production from the Pantwist field that was acquired in April, 2005. During the current reporting period, the average prices the Company received for its oil and natural gas were $56.84 per barrel and $7.66 per Mcf compared with last year at $60.98 per barrel and $8.39 Mcf respectively. The sales of 1,384 BOEPD were lower than the 1,472 BOEPD of production reflecting the refinery outage. As a result, inventory increased during the quarter; it is expected that the inventory will return to normal levels in the fourth fiscal quarter as the refinery resumed operations in late March.

Cano’s revenue for the three-month period ended March 31, 2007, was $6.4 million, up 19 percent compared to the same quarter last year. The company recorded a net loss of $3.2 million which included $1.6 million pre-tax for the Unrealized Loss on Hedge Contracts. Income from operations for the quarter (consisting of operating revenues less lease operating expenses, production/ad valorem taxes, accretion of asset retirements obligation, depletion and depreciation), was $1.7 million compared with $2.3 million in the quarter last year. The operating income compared with the previous year includes the favorable impact of the Pantwist acquisition which was offset by lower revenue resulting from the weather related issues in the Panhandle and Pantwist fields, lower commodity prices, increased crude oil inventory at the Panhandle field and a non-recurring charge of $340 thousand in Lease Operating Cost.

General and Administrative cost for the quarter of $3.0 million is $1.1 million higher than the same period in 2006. Increased headcount and the fire litigation contributed to the higher expense.

Interest expense for the quarter was $346 thousand compared with $0.9 million last year. This year there is a preferred stock dividend of $1.0 million on the private placement executed in September of 2006. The proceeds of the preferred stock were used to pay down the outstanding debt under the borrowing base. Dividends on the preferred stock are included in the net loss applicable to common stock. Of the $1.0 million dividend 55 percent or $550 thousand are payment-in-kind and the remaining balance is paid in cash.

Nine Months Results

For the nine months ended March 31, 2007, Cano reported a net loss applicable to common stock of $5.2 million, or 17 cents per diluted share; for same period ended March 31, 2006, Cano recorded a net loss of $3.1 million, or 14 cents per diluted share. As discussed below, increased revenues from acquisitions were offset by higher operations and General and Administrative expense as well as increased interest expense and the preferred stock dividend.

In the nine month period ended March 31, 2007, Cano’s sales were 204 MBbls of oil and 1,089 MMcf of natural gas and natural gas liquids, or 386 MBOE, a 108 percent increase when compared to the same period ended March 31, 2006. The current year benefited from the Panhandle and Pantwist acquisitions made during FY 2006. During the current nine month reporting period, the average prices the Company received for its oil and natural gas were $61.88 per barrel and $8.57 per Mcf compared with $60.08 per barrel and $8.29 Mcf respectively for same period last year.

Operating revenue for the nine-month period ended March 31, 2007, was $22.0 million, compared to $ 10.5 million for the same period ended March 31, 2006. The increase was primarily related to increased production volumes due to the acquisitions mentioned above. Operating expenses including General and Administrative expense, increased by $11.5 million. This is attributed to higher LOE cost of $4.4 million, higher depreciation/depletion expense of $2.1 million and increased production/ad valorem taxes of $1.1 million resulting from the increased sales volumes. For the current nine months, the LOE per BOE was $21.74; an improvement over last year of 10 cents per BOE. General and Administrative expense increased by $3.8 million reflecting higher headcount and legal expenses for the fire litigation.

Interest expense for the current nine months was $2.3 million or $1.1 million higher than the same period last year. In addition, this year includes a charge for the preferred stock dividend of $2.2 million. These increased costs result from funding our acquisitions and increased capital spending. The Unrealized loss on hedge contract reflects a $1.1 million improvement as compared to the charge for last year.

Balance Sheet Review

At March 31, 2007, current assets were $5.3 million; current liabilities were $9.9 million and long-term debt (borrowing base) was $21.5 million. The Company’s credit facilities as of March 31, 2007 had $26.5 million available. As of March 31, 2007, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $ 164.2 million. The stockholders’ equity was $67.5 million excluding the Series D convertible preferred that is recorded as Temporary Equity

Hedging Activities.

The hedging schedule is attached. The Company has no derivative hedging contracts that set a price ceiling. Therefore, it is entitled to 100% of its revenue receipts and, if crude oil and natural gas NYMEX prices are lower than the floor price, it will be reimbursed for the difference between the NYMEX price and floor price.

During the three- and nine-month periods ended March 31, 2007, there were settlements under our derivative agreements due to Cano amounting to $107 thousand and $858 thousand respectively, which is included in our Consolidated Statements of Operations under “Crude Oil and natural gas sales.” The settlements were cumulative monthly payments due to Cano since the NYMEX gas price was lower than the “floor gas price” ranging from $7.60 to $8.50 per Mcf and “floor oil price” ranging from $55.00 to $60.00 per barrel. The cash flows relating to the derivative instruments are reflected in operating activities on our statements of cash flow.

Operational Update

At the close of our third quarter, Cano has spent $35.7 million in capital (including the $9.5 million acquisition of the Cato Field in New Mexico that closed March 30th). Year to date, Cano has drilled and completed 70 wells and currently has three drilling rigs running. As mentioned earlier, production increases were driven by the Desdemona Barnett Shale drilling program. To date, we have drilled 15 vertical delineation wells to prove up the plan and have drilled and completed two horizontal wells to initiate our 80 well horizontal program in this 11,000 acre field. Initial rates from the two horizontal wells have been encouraging with rates of 750 up to 1,200 MCFPD experienced at the 45-02H well during flow back testing.

We anticipate total capital spending of $51.3 million to drill a total of 94 wells in our FY 2007 ended June 30, 2007.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “While weather and refinery outages hurt our financial performance in the quarter, we are very pleased with the company’s progress in our drilling program and efforts in both the Barnett Shale and our Secondary and Tertiary recovery projects. Additionally, the Cato Field acquisition allows us to continue to diversify our asset base and grow our reserves.”

Earnings Call

The Company will hold an earnings call to discuss fiscal third quarter results and provide an update on its operations on Friday, May 11, 2007, at 1:30 P.M. Eastern Time (12:30 P.M. Central Time).

Interested parties can participate in the call by dialing (866) 831-6270 or (617) 213-8858 (outside the U.S.). The passcode is 96933658. This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

CANO PETROLEUM, INC.
Operating Revenue Summary
(Unaudited)

	Quarter ended March 31,		Increase	Nine months ended March 31,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Operating Revenues ($millions)	$6.4	$5.4	$1.0	$22.0	$10.5	$11.5
Sales
• Crude Oil (MBbls)	63	58	5	204	122	84
• Natural Gas (MMcf)	368	221	147	1,089	386	695
• Total (MBOE)	125	95	30	386	186	200
Average Price (includes hedge reimbursements)
• Crude Oil ($/ Bbl)	$56.84	$60.98	$(4.14)	$61.88	$60.08	$1.80
• Natural Gas ($/ Mcf)	$7.66	$8.39	$(0.73)	$8.57	$8.29	$0.28

HEDGING SUMMARY

Time Period	Floor Oil Price	Barrels per Day	Floor Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/06 — 12/31/06	$60	534	$8.50	1,784	832
6/1/06 — 12/31/06	$60	79	$7.60	690	194
1/1/07 — 12/31/07	$55	507	$8.00	1,644	781
1/1/07 — 12/31/07	$60	72	$7.60	658	182
1/1/08 — 12/31/08	$55	479	$7.50	1,534	735
1/1/08 — 12/31/08	$60	66	$7.60	592	164
1/1/09 — 4/30/09	$60	59	$7.60	559	152
1/1/09 — 12/31/09	$55	395	$7.60	1,644	668

See Form 10-Q and accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$119,277	$644,659
Accounts receivable	3,354,055	3,563,649
Derivative assets	693,107	1,176,959
Prepaid expenses	523,489	205,349
Inventory	484,635	396,081
Other current assets	101,218	641,759
Total current assets	5,275,781	6,628,456

Oil and gas properties, successful efforts method	168,923,458	133,176,618
Less accumulated depletion and depreciation	(4,701,000)	(2,126,049)
Net oil and gas properties	164,222,458	131,050,569

Fixed assets and other, net	7,343,407	6,778,055
Restricted cash	6,000,000	—
Derivative assets	1,617,431	1,705,855
Goodwill	785,796	785,796
TOTAL ASSETS	$185,244,873	$146,948,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,855,101	$2,304,198
Oil and gas payable	1,060,546	1,399,047
Acquisition payable	800,000	—
Accrued liabilities	795,447	321,183
Taxes payable	257,286	419,692
Current portion of asset retirement obligations	143,738	19,809
Total current liabilities	9,912,118	4,463,929
Long-term liabilities
Long-term debt	21,500,000	68,750,000
Asset retirement obligations	2,076,470	1,587,569
Deferred tax liability	31,167,000	31,511,000
Deferred litigation credit	6,000,000	—
Total liabilities	70,655,588	106,312,498

Temporary Equity
Series D convertible preferred stock and paid-in-kind dividend; liquidation preference of $50,329,965 and $0, respectively	47,064,890	—

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 shares authorized; 33,951,392 and 32,683,098 shares issued and outstanding, respectively, at March 31, 2007; and 26,987,941 and 25,719,647 shares issued and outstanding, respectively, at June 30, 2006.	3,268	2,572
Additional paid-in capital	85,149,019	53,054,812
Accumulated deficit	(17,057,160)	(11,850,419)
Treasury stock, at cost; 1,268,294 shares	(570,732)	(570,732)
Total stockholders’ equity	67,524,395	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,244,873	$146,948,731

See Form 10-Q and accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Operating Revenues:
Crude oil and natural gas sales	$6,428,139	$5,422,987	$21,984,336	$10,532,227

Operating Expenses:
Lease operating expenses	3,074,656	2,065,739	8,487,702	4,059,837
Production and ad valorem taxes	590,863	379,990	1,834,482	701,482
General and administrative	3,000,908	1,947,525	8,890,387	5,133,779
Accretion of asset retirement obligations	35,606	30,282	103,136	75,656
Depletion and depreciation	1,067,446	631,340	3,197,482	1,058,198
Total operating expenses	7,769,479	5,054,876	22,513,189	11,028,952

Income (loss) from operations	(1,341,340)	368,111	(528,853)	(496,725)

Other income (expenses):
Interest expense	(346,929)	(928,645)	(2,413,673)	(1,260,690)
Unrealized loss on hedge contracts	(1,633,046)	(1,274,900)	(1,790,036)	(2,910,437)
Interest income and other, net	15,184	27,406	106,366	122,331
Total other expenses	(1,964,791)	(2,176,139)	(4,097,343)	(4,048,796)

Loss before income taxes	(3,306,131)	(1,808,028)	(4,626,196)	(4,545,521)

Income tax benefit	1,115,000	677,000	1,622,000	1,470,000

Net loss	(2,191,131)	(1,131,028)	(3,004,196)	(3,075,521)

Preferred stock dividend	966,971	—	2,202,545	—

Net loss applicable to common stock	$(3,158,102)	$(1,131,028)	$(5,206,741)	$(3,075,521)

Net loss per share - basic and diluted	$(0.10)	$(0.05)	$(0.17)	$(0.14)

Weighted average common shares outstanding
Basic and diluted	32,168,385	24,187,966	30,034,414	21,740,759

See Form 10-Q and accompanying notes to these unaudited financial statements.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #